Exhibit 10.11

TEMPEST THERAPEUTICS, INC.

7000 Shoreline Court, Suite 275

South San Francisco, California 94080

January 12, 2022

Via Email Only

SBRADY@TEMPESTTX.COM

Mr. Stephen R. Brady

Chief Executive Officer

RE:	EXECUTIVE EMPLOYMENT AGREEMENT

Dear Steve:

On behalf of Tempest Therapeutics, Inc. (“Tempest”, or the “Company”), it is my pleasure to confirm the terms and conditions of your continued employment as Tempest’s Chief Executive Officer, reporting to the Company’s Board of Directors. During your employment with Tempest, you will devote substantially all of your professional efforts to the business of Tempest, except that you may engage in the business activities described on Appendix A of this employment agreement (this “Agreement”), and other activities that may be approved in advance by the Nominating and Governance Committee of the Company’s Board of Directors (which together with the activities set forth on Appendix A may include one for-profit board membership(s)), in each case, so long as these activities do not interfere or conflict with your obligations to the Company. Your employment under the terms of this Agreement shall continue until it terminates in accordance with Section 5 below.

This Agreement supersedes, amends and restates in all respects all prior agreements and understandings between you and the Company regarding the subject matter herein, except as specifically stated herein. The date on which you sign this Agreement is referred to herein as the “Effective Date”.

This Agreement is intended to summarize some of the terms and conditions of your employment.

1. Location. Your place of employment will be at Tempest’s principal offices, currently located in South San Francisco, California. You will be required to work from this location as reasonably determined by the Company in accordance with its “work from home,” and “work from office” policies, as may be amended from time to time, taking into account relevant factors of your responsibilities.

2. Compensation.

a. Base Salary. Your annualized base salary rate as of the Effective Date is $530,000, less standard deductions and withholding and payable bi-weekly in accordance with Tempest’s regular payroll practices. Your salary shall be reviewed annually and may be adjusted in connection with any such review.

b. Bonus Program. You will be eligible for an annual target bonus of forty percent (50%) of your annual base salary, as determined by the Board in its sole discretion based upon, among other things, the achievement of pre-determined performance milestones. Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.

c. Option Grants. As of the Effective Date, you acknowledge that you have outstanding options to purchase 347,066 shares of Tempest’s common stock (the “Option”), vesting in accordance with the terms of the grant agreements therefor, and otherwise in accordance with this Agreement. You also may be granted other stock options in the course of providing services to the Company (collectively with the Option, the “Stock Option Grants”). The Stock Option Grants are also subject to the terms of Tempest’s equity incentive arrangements, including its customary Incentive Stock Option (ISO) Grant Agreement. In the event that (i) the Company consummates a Change in Control (as defined below), and (ii) the Stock Option Grants are not otherwise vested, then one hundred percent (100%) of remaining shares subject to the Stock Option Grants shall vest in full on the date immediately prior to the effective date of the Change in Control, subject to your continuous employment through such vesting date.

d. Withholding. Tempest shall withhold from any compensation or benefits payable to you by Tempest any federal, state and/or local income, employment and/or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

3. Benefits.

a. Other. You will be eligible to participate in the benefits to be offered by Tempest on the same terms and conditions as it will make such benefits available to employees in positions similar to your position. The benefits are currently expected to include health insurance and such other benefits provided by similar companies of a similar stage, as approved by the Board.

b. Expenses. Tempest shall reimburse you for all reasonable expenses of the type authorized by Tempest and incurred by you in the performance of your duties under this Agreement, all in accordance with the Company’s reimbursement policies.

As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable Tempest plans or policies, which are subject to change or discontinuation at any time.

4. Severance.

a. Definitions. For purposes of this Agreement:

i. “Accrued Benefits” means: (i) any unpaid base salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses incurred as of the date of termination of employment in accordance with Tempest’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the date of termination of employment; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant with or by Tempest or this Agreement.

ii. “Cause” means conduct involving one or more of the following by you: (i) your willful and continued failure or refusal to perform material, lawful duties required of you as an employee of the Company, which failure continues for, or is not permanently cured within, a period of 30 days after written notice given to you by Tempest, except in the case of your physical or mental illness; (ii) your gross negligence, willful misconduct or international misrepresentation in connection with the performance of your duties; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude, or fraud; (iv) the commission of an act of embezzlement or fraud; or (v) the material breach of any agreement between Tempest and you.

iii. “Change in Control” shall have the meaning set forth in the Company’s 2017 Equity Incentive Plan.

iv. “Change in Control Period” means the three (3) month period prior to, and twelve (12) month period following, a Change in Control.

v. “Good Reason” means, without your express written consent, (i) any reduction in your annual base salary other than a reduction which is proportional to general reductions affecting other senior executive officers of Tempest generally, (ii) a material diminution in your responsibilities, authority or duties, (iii) a material change in the geographic location at which you provide services to the Company, (iv) a material breach of this Agreement by the Company, (v) appointing an officer of the Company whose responsibilities, function, title, reports and reporting would indicate that you are subordinate to such officer, (vi) no longer serving as an officer with a similar title or responsibilities at the “top-level” corporate entity following a Change in Control of the Company.

b. Severance Benefits and Payment.

i. Generally. If your employment with Tempest is terminated (x) by Tempest for any reason other than Cause, or (y) by you for Good Reason, Tempest will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release in substantially the form attached hereto as Appendix B (the “Separation Agreement and General Release”) and the expiration of any revocation period without the release being revoked, twelve (12) months’ base salary, plus your annual bonus at 100% of target prorated for the period of the bonus year you have completed at the time your employment terminates, less standard deductions, payable in bi-weekly installments in accordance with the Company’s regular payroll policies; and (3) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the termination of your employment, your monthly premium under COBRA on a monthly basis until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Tempest). A termination of your employment by Tempest due to physical or mental illness which is not a Disability (as defined herein) shall be treated as an involuntary termination other than for Cause. The term “Disability” shall mean that you have not been able to materially engage in your duties and responsibilities by reason of any medically determinable physical or mental impairment for a period of not less than 120 consecutive days or not less than 180 days during any one-year period.

ii. In connection with the Change in Control Period. If your employment with Tempest is terminated (x) by Tempest for any reason other than Cause, or (y) by you for Good Reason during the Change in Control Period, Tempest will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release and the expiration of any revocation period without the release being revoked, eighteen (18) months’ base salary, plus your annual bonus at one hundred fifty percent (150%) of target, less standard deductions, payable in a single lump sum on the 60th day following the termination of your employment; and (3) if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, your monthly premium under COBRA on a monthly basis until the earlier of (x) eighteen (18) months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Tempest). A termination of your employment by Tempest due to physical or mental illness which is not a Disability shall be treated as an involuntary termination other than for Cause.

c. Eligibility for Severance. Eligibility for receipt of the items in Section 4(b) above, shall be conditioned on your (i) returning to Tempest promptly upon termination of your employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking the Separation Agreement and General Release within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following your employment termination date. No benefits set forth in Section 4(b) above will be paid or provided hereunder prior to the effective date of the Separation Agreement and General Release (other than any Accrued Benefits required to be paid).

d. Accrued Benefits. The Accrued Benefits shall be paid to you (or your estate in the event of your death) upon termination of employment regardless of the circumstances giving rise to such termination.

5. At-Will Employment. Your employment with Tempest is at will, meaning it may be terminated by you or Tempest at any time, subject to Section 4 above, for any reason with or without Cause. You understand that this Agreement is not a contract for employment for a definite term.

6. Employee Proprietary Information and Inventions Agreement. Your Employee Proprietary Information and Inventions Agreement (the “PIIA”) is attached hereto as Appendix B, and is incorporated herein by reference with respect to the matters set forth therein. In the event of a conflict between this Agreement and PIIA, this Agreement shall control.

7. No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to Tempest that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or that would be violated by your employment by Tempest. You agree that you will not take any action on behalf of Tempest or cause Tempest to take any action that will violate any agreement that you have with a prior employer.

8. Delayed Commencement Date for Payments and Benefits.

a. The intent of the parties hereto is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If you notify Tempest (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and Tempest concurs with such belief or Tempest independently makes such determination, Tempest shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Tempest of the applicable provision without violating the provisions of Code Section 409A.

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this Agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the 6 month period measured from the date of your “separation from service” with Tempest (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition to the above, to the extent required to comply with Code Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Separation Agreement and General Release spans two calendar years, your severance benefits set forth in Section 4(b) above shall commence to be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

c. For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Tempest. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

d. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Tempest or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

9. 280G. In the event that the amount of any compensation, payment or distribution by Tempest or its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G-1, Q&A- 24(b) or (c). For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 9 shall be made by a nationally recognized accounting firm or a firm specializing in Section 280G calculations selected by Tempest, which shall provide detailed supporting calculations both to Tempest and you. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Tempest. Notwithstanding the foregoing, if (i) Tempest is not publicly traded prior to the occurrence of a change in control such that the private company exception pursuant to Q & A #7 of the regulations promulgated under Section 280G of the Code is applicable and (ii) you request that Tempest seek shareholder approval of the portion of any payments to be made to you which are parachute payments under Section 280G and exceed 2.99 times your “base amount” (as such term is defined in Section 280G) in order that, upon obtaining such approval, all of the payments will be exempt from the excise taxes imposed under Sections 280G and 4999 of the Code, Tempest shall use its reasonable best efforts to obtain such approval.

10. Miscellaneous.

a. This offer of employment is made subject to you having the legal right to work in the United States.

b. Your employment with Tempest is subject to all Company policies and procedures, and Tempest retains the right to change its policies or procedures at any time.

c. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d. Neither this Agreement nor any of your rights or obligations hereunder shall be assignable by you. Tempest may assign this Agreement or any of its obligations hereunder to any subsidiary of Tempest, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Tempest. This Agreement is intended to bind and inure to the benefit of and be enforceable to you and Tempest and Tempest’s permitted successors and assigns.

e. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the choice of law principles thereof

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If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed Agreement (keeping a copy for your own records) to me on or before January 19, 2022. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

TEMPEST THERAPEUTICS, INC.

By:	/s/ Thomas Dubensky, Jr.
Thomas Dubensky, Jr.
President

ACCEPTED AND AGREED:

/s/ Stephen R. Brady
Stephen R. Brady

Date: 1/18/22

Appendices:	Appendix A — Approved Activities
Appendix B — Separation Agreement and General Release
Appendix C — Confidentiality and Proprietary Rights Agreement